Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on From S-8 (File No. 333-205097) and on form S-3 (File Nos. 333-192649 and 333-203284) of Lion Biotechnologies, Inc. of our reports dated March 11, 2016, relating to the financial statements and effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 11, 2016